Asset Purchase Agreement



                                     BETWEEN



                           Titanium Metals Corporation


                                       AND


                            Axel Johnson Metals, Inc.




                                 October 1, 1996


                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement is entered into as of October 1,1996, by and between Titanium Metals Corporation, a Delaware corporation ("TIMET"), and Axel Johnson Metals, Inc., a Delaware corporation ("AJM"). TIMET and AJM are referred to collectively in this Agreement as the "Parties."

      This Agreement contemplates a transaction in which TIMET will purchase all of the AJM Assets (as defined below) and assume all of the AJM Liabilities (as defined below) in return for cash.

      Now, therefore, in consideration of the premises and the mutual promises set forth in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows.

      1.  Definitions.

      "AJM Assets" means all of AJM s Assets (including AJM s partnership interest in THT), provided, however, that the AJM Assets shall not include any AJM Excluded Assets.

       AJM Excluded Assets means (a) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of AJM as a corporation, (b) any of the rights of AJM under this Agreement (or under any side agreement between AJM on the one hand and TIMET on the other hand entered into on or after the date of this Agreement), (c) rights in and with respect to the assets associated with AJI s, AJM s or THT s Employee Benefit Plans, and Benefit Arrangements, including employer contributions and employee contributions owed or to become owed to such Employee Benefit Plans and attributable to periods ending on or before the Closing Date, other than the Employee Agreements, (d) rights under AJM s insurance policies, (e) rights of recoupment with respect to AJM Excluded Liabilities, and (f) any obligations owed or to become owed to AJM by AJI or any Affiliate of AJI (other than AJM and THT).

       AJM Excluded Liability means any Liability of AJM not included within the definition of AJM Liabilities, including (a) any Liability of AJM for Income Taxes, (b) any Liability for the unpaid Income Taxes of AJI or any of its Subsidiaries under Treas. Reg. section1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (c) any obligation of AJM to indemnify any Person (including AJI and its officers, directors and stockholders) by reason of the fact that such Person was a director, officer, employee, or agent of AJM or THT or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (d) any Liability of AJM for costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, (e) any Liability or obligation of AJM under this Agreement (or under any side agreement between AJM on the one hand and TIMET on the other hand entered into on or after the date of this Agreement), (f) all Liabilities and obligations of AJM to current or former employees of AJM or THT arising under any Employee Benefit Plan or Benefit Arrangement, except as provided in clause (f) of the definition of AJM Liabilities, (g) all Liabilities of AJM, as a guarantor or otherwise, for the Liabilities or obligations (including indebtedness) of any other Person, and (h) Liabilities of AJM owed or to become owed to AJI or any Affiliate of AJI (other than AJM and THT).

      "AJM Liabilities" means (a) all Liabilities of AJM set forth on the face of its Most Recent Balance Sheet (rather than in any notes thereto) to the extent unpaid as of the Closing, (b) all Liabilities of AJM which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (other than any contingent or unknown Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and to the extent unpaid as of the Closing, (c) all Liabilities of AJM under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of AJM Assets, (d) all indirect Liabilities of AJM relating to or arising from AJM s status as a general partner of THT, (e) Liabilities under the Environmental, Health and Safety Laws (including private rights of action pursuant to any statute or at common law) relating to or arising from AJM s ownership or operation of the AJM Assets prior to the Closing, (f) Liabilities relating to vacation, sick and personal leave earned by the Hired Employees as of the Closing Date, reimbursements owed to Hired Employees under the AJM/THT Educational Assistance Program, COBRA matters described in Section 8(q)(iv), other than the Employee Agreements, and (g) Liabilities relating to the replacement or repair of, or damages in connection with (including damages arising out of any injury to individuals or property) any product manufactured, sold, leased or delivered by AJM on or prior to the Closing; provided, however, that the AJM Liabilities shall not include any AJM Excluded Liabilities.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
      "Affiliated Group" means any affiliated group within the meaning of Code section1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

       AJI means Axel Johnson Inc., the holder of all of AJM s outstanding capital stock.
      "Assets" means all right, title, and interest in and to all (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, work in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities (such as capital stock) and interests in any partnership, limited liability company or other entity, (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (other than rights with respect to AJM or THT Excluded Liabilities),
(i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (j) books, records (including computer files and systems), ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (k) Cash.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

       Benefit Arrangement means any employee benefit arrangement that is not an Employee Benefit Plan, including (a) any employment or consulting agreement,
(b) any arrangement providing for insurance coverage or workers compensation benefits, including disability and travel accident plans, (c) any incentive or bonus plan or arrangement, whether deferred or otherwise, (d) any arrangement providing severance, termination allowance or similar benefits, (e) any equity compensation, phantom stock or similar plan, and (f) any deferred compensation plan.

      "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

      "Closing" has the meaning set forth in section2(d) below.

      "Closing Date" has the meaning set forth in section2(d) below.

      "Closing Date Balance Sheet" has the meaning set forth in section2(g) below.

       COBRA means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in section4980B of the Code and Part 6 of Title I of ERISA.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Consolidated Net Book Value" means the excess of the book value of the AJM Assets and THT Assets over the AJM Liabilities and THT Liabilities as shown on the Closing Date Balance Sheet, prepared in accordance with GAAP (except as set forth on the Purchase Price Adjustment Schedule attached to this Agreement) on a basis consistent with the preparation of the Financial Statements, appropriately adjusted to reflect the minority interest in THT, and appropriately adjusted such that no duplicate counting of THT Assets and THT Liabilities, to the extent reflected in AJM Assets and the AJM Liabilities as a result of AJM s investment in THT, shall result.

      "Controlled Group of Corporations" has the meaning set forth in Code section1563.

      "Disclosure Schedule" has the meaning set forth in section3 below.

      "Draft Closing Date Balance Sheet" has the meaning set forth in section2(g) below.

      "Employee Agreements" means all confidentiality and noncompete agreements between AJM or THT and any of their employees or former employees, other than agreements with William C. Acton, Howard R. Harker, Joseph A. Knecht, Charles H. Entrekin, L. Allan Fort, Robert A. Borowski and Stephen M. Tilmont.

      "Employee Benefit Plan" has the meaning set forth in ERISA section3(3).

      "Employee Pension Benefit Plan" means any employee pension benefit plan as set forth in ERISA section3(2) that is subject to regulation under Title IV of ERISA, other than a Multiemployer Plan.

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA section3(1).

      "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       ERISA Affiliate means any other Person that, together with AJM as of the relevant date under ERISA, was or is required to be treated as a single employer under section414 of the Code.

       Estimated Consolidated Net Book Value means $25,396,000, as set forth on the Purchase Price Adjustment Schedule attached to this Agreement.

      "Extremely Hazardous Substance" has the meaning set forth in section302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "Financial Statements" has the meaning set forth in section3(g) below.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

       Group Health Plan means any group health plan, as defined in section5000(b)(1) of the Code, that is sponsored or contributed to by AJM, its ERISA Affiliates or THT, or to which AJM, its ERISA Affiliates or THT has an obligation to contribute, covering the employees, former employees or beneficiaries of employees or former employees of AJM or THT.

      "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Hired Employee" has the meaning set forth in section8(q) below.

      "Income Taxes" means (a) any Tax based upon income, capital or equity (including franchise Taxes) of AJM or THT and (b) payroll and unemployment Taxes of AJM and THT.

      "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

      "Knowledge" means actual knowledge of the relevant entity s officers and directors.

      "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

       Material Adverse Effect means a material adverse effect on the business, financial condition, operations or results of operations of AJM and THT, taken as a whole, or a material adverse effect on the ability of AJM to carry out the transactions contemplated by this Agreement.

      "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

      "Most Recent Financial Statements" has the meaning set forth in section3(g) below.

      "Most Recent Fiscal Month End" has the meaning set forth in section3(g) below.

      "Most Recent Fiscal Year End" has the meaning set forth in section3(g) below.

      "Multiemployer Plan" has the meaning set forth in ERISA section3(37).

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to such matters as quantity, quality and frequency).

      "Other Taxes" means any Tax other than Income Taxes.

       PBGC  means the Pension Benefit Guaranty Corporation.

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "Post Closing Agreement" means the Post Closing Agreement among AJM, AJI and TIMET entered into concurrently with the execution of this Agreement and attached as Exhibit A.

      "Preliminary Purchase Price" has the meaning set forth in section2(c) below.

      "Purchase Price" has the meaning set forth in section2(g) below.

      "Relocation Program" means the program undertaken by AJM to relocate AJM's scrap processing, office and other operations from their existing facilities in Lionville and Bucktown, Pennsylvania to AJM's and THT's facilities in Morgantown, Pennsylvania.

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Survey" has the meaning set forth in section5(i) below.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, and excluding any such return filed by or on behalf of an Employee Benefit Plan.

       THT means Titanium Hearth Technologies, a Pennsylvania general partnership.

      "THT Assets" means all of THT s Assets, provided, however, that the THT Assets shall not include any THT Excluded Assets.

       THT Excluded Assets means (a) rights in and with respect to the assets associated with AJI s, AJM s or THT s Employee Benefit Plans and Benefit Arrangements, including employer contributions and employee contributions owed or to become owed to such Employee Benefit Plans and attributable to periods ending on or before the Closing Date, other than the Employee Agreements, and
(b) any obligations owed or to become owed to THT by AJI or any Affiliate of AJI (other than AJM and THT).

       THT Excluded Liability means any Liability of THT not included within the definition of THT Liabilities, including (a) any Liability for the unpaid Income Taxes of AJI or any of its Subsidiaries under Treas. Reg. section1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (b) all Liabilities and obligations of THT to current or former employees of THT arising under any Employee Benefit Plan or Benefit Arrangement, except as provided in clause (f) of the definition of THT Liabilities; and (c) Liabilities of THT owed or to become owed to AJI or any Affiliate of AJI (other than AJM and THT).

      "THT Liabilities" means (a) all Liabilities of THT set forth on the face of its Most Recent Balance Sheet (rather than in any notes thereto) to the extent unpaid as of the Closing, (b) all Liabilities of THT which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (other than any contingent or unknown Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and to the extent unpaid as of the Closing, (c) all Liabilities of THT under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of THT Assets, (d) Liabilities under the Environmental, Health and Safety Laws (including private rights of action pursuant to any statute or at common law) relating to or arising from THT s ownership or operation of the THT Assets prior to the Closing, (f) Liabilities relating to vacation, sick and personal leave earned by the Hired Employees as of the Closing Date, reimbursements owed to Hired Employees under the AJM/THT Educational Assistance Program, COBRA matters described in Section 8(q)(iv), other than the Employee Agreements, (g) Liabilities relating to the replacement or repair of, or damages in connection with (including damages arising out of any injury to individuals or property) any product manufactured, sold, leased or delivered by THT on or prior to the Closing, and (h) the note issued in connection with the redemption referred to in Section 6(a)(v); provided, however, that the THT Liabilities shall not include any THT Excluded Liabilities.

      2.  Basic Transaction.

      (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, and subject to AJM s rights under the Post Closing Agreement, TIMET agrees to purchase from AJM, and AJM agrees to sell, transfer, convey, and deliver to TIMET, all of the AJM Assets at the Closing for the consideration specified below in this section2. TIMET will not acquire or have rights in any AJM Excluded Asset or any THT Excluded Asset, and at Closing THT will convey to AJM any THT Excluded Asset.

      (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, and subject to TIMET s rights under the Post Closing Agreement, TIMET agrees to assume and become responsible for all of the AJM Liabilities at the Closing. Neither TIMET nor THT will assume or have any responsibility, however, with respect to any AJM Excluded Liability. At Closing, AJM shall assume and become responsible for all of the THT Excluded Liabilities.

      (c) Preliminary Purchase Price. TIMET agrees to pay to AJM at the Closing $85 million (the "Preliminary Purchase Price") by delivery of cash payable by wire transfer of immediately available funds.

      (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Drinker Biddle & Reath in Philadelphia, Pennsylvania, commencing at 10:00 a.m. local time on the later of October 1, 1996 or the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

      (e) Deliveries at the Closing. At the Closing, (i) AJM will deliver to TIMET the various certificates, instruments, and documents referred to in section6(a) below; (ii) TIMET will deliver to AJM the various certificates, instruments, and documents referred to in section6(b) below; (iii) AJM will execute, acknowledge (if appropriate), and deliver to TIMET (A) assignments (including real property and Intellectual Property transfer documents) in the forms attached as Exhibits B1 through B_ and (B) such other instruments of sale, transfer, conveyance, assignment and assumption as TIMET and its counsel reasonably may request; (iv) TIMET will execute, acknowledge (if appropriate), and deliver to AJM (A) an assumption in the form attached as Exhibit C and (B) such other instruments of assumption as AJM and its counsel reasonably may request; (v) THT will execute and deliver to AJM an assignment in the form attached as Exhibit D; (vi) AJM shall deliver to TIMET cancellations of any contracts or other agreements between THT, on the one hand, and AJI and any of its Affiliates, on the other hand, other than contracts and other agreements included within the THT Assets; and (vii) TIMET will deliver to AJM the consideration specified in section2(c) above.

      (f) Allocation. The Parties agree to allocate the Preliminary Purchase Price (and all other capitalizable costs) among the AJM Assets for tax purposes in accordance with an Allocation Schedule to be prepared by TIMET and agreed to by AJM prior to December 31, 1996. Such allocations shall be adjusted in the manner set forth on such Allocation Schedule or as otherwise agreed among the Parties to reflect any adjustment to the Preliminary Purchase Price or the Purchase Price after such Allocation Schedule is agreed to.

      (g)  Preparation of Closing Date Balance Sheet.

      (i) Within 45 days after the Closing Date, TIMET will prepare and deliver to AJM a draft consolidated balance sheet (the "Draft Closing Date Balance Sheet") as of the Closing Date. The Closing Date Balance Sheet will be determined on a pro forma basis as though the Parties had not consummated the transactions contemplated by this Agreement, including without limitation the redemption described in section6(a)(v). TIMET will prepare the Draft Closing Date Balance Sheet in accordance with the Post Closing Adjustment Schedule attached to this Agreement and with GAAP, applied on a basis consistent (with respect to the treatment of AJM Assets, THT Assets, AJM Liabilities and THT Liabilities) with the preparation of the Financial Statements to the extent GAAP was properly followed in such preparation, except as set forth on the Post Closing Adjustment Schedule attached to this Agreement; provided, however, that assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of dates other than year-end (which normally are determined through the application of so-called interim accounting conventions or procedures) will be determined, for purposes of the Draft Closing Date Balance Sheet, through full application of the procedures used in preparing the Most Recent Fiscal Year End Balance Sheet of AJM and THT included within the Financial Statements.

      (ii) If AJM has any objections to the Draft Closing Date Balance Sheet, it will deliver a detailed statement describing such objections to TIMET within 20 days after receiving the Draft Closing Date Balance Sheet. TIMET and AJM will use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 30 days after TIMET has received the statement of objections, however, TIMET and AJM will retain Arthur Andersen & Co. to resolve any remaining objections. The determination of Arthur Andersen & Co. will be set forth in writing and will be conclusive and binding upon the Parties. TIMET will revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this section2(g). The "Closing Date Balance Sheet" shall mean the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this section2(g).

      (iii) In the event the Parties submit any unresolved objections to Arthur Andersen & Co. for resolution as provided in section2(g) above, TIMET and AJM will share responsibility for the fees and expenses of Arthur Andersen & Co. equally.

      (iv) TIMET will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet available to AJM and its accountants, together with any applicable books and records and employees of TIMET, at reasonable times and upon reasonable notice at any time during (a) the preparation by TIMET of the Draft Closing Date Balance Sheet, (b) the review by AJM of the Draft Closing Date Balance Sheet, and (c) the resolution by the Parties of any objections thereto.

      (v)  The Preliminary Purchase Price will be adjusted as follows:

            (A) If the Consolidated Net Book Value as shown on the Closing Date Balance Sheet exceeds the Estimated Consolidated Net Book Value, TIMET will pay to AJM an amount equal to such excess, plus interest at a rate of 8% per annum from the date AJM accepts or objects to the Draft Closing Date Balance Sheet pursuant to subsection (ii) above, by wire transfer of immediately available funds within three business days after the date on which the Consolidated Net Book Value finally is determined pursuant to section2(g) above.

            (B) If the Consolidated Net Book Value as shown on the Closing Date Balance Sheet is less than the Estimated Consolidated Net Book Value, AJM will pay to TIMET an amount equal to such deficiency, plus interest at a rate of 8% per annum from the date AJM accepts or objects to the Draft Closing Date Balance Sheet pursuant to subsection (ii) above, by wire transfer of immediately available funds within three business days after the date on which the Consolidated Net Book Value finally is determined pursuant to section2(g) above.

      (vi) The Preliminary Purchase Price as so adjusted is referred to herein as the "Purchase Price."

      3. Representations and Warranties of AJM. AJM represents and warrants to TIMET that the statements contained in this section3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this section3), except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule") and except for those statements that are not correct when made but are cured prior to the Closing Date. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this section3.

      (a) Organization of AJM. AJM is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

      (b) Authorization of Transaction. AJM has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. Without limiting the generality of the foregoing, the board of directors of AJM and AJI as the sole shareholder of AJM have duly authorized the execution, delivery, and performance of this Agreement by AJM. This Agreement constitutes the valid and legally binding obligation of AJM, enforceable in accordance with its terms and conditions.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement (including the assignments and assumptions referred to in section2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which AJM or THT is subject or any provision of the charter or bylaws of AJM, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, note, indenture, contract, lease, license, instrument, or other arrangement to which AJM or THT is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Neither AJM nor THT needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in section2 above), other than pursuant to the Hart-Scott-Rodino Act.

      (d) Brokers' Fees. AJM has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which TIMET could become liable or obligated. THT has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (e) Title to Assets. AJM and THT have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests or restrictions on transfer, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

      (f) Subsidiaries. AJM has no Subsidiaries, and neither AJM nor THT control directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association, other than, in the case of AJM, its partnership interest in THT. AJM holds of record and beneficially 49.5% of the general partnership interest in THT, free and clear of any restrictions on transfer (other than restrictions under the THT Partnership Agreement), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

      (g) Financial Statements. Attached as Exhibit E are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1995 (the "Most Recent Fiscal Year End") for THT; (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1995 for AJM; and
(iii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the six months ended June 30, 1996 (the "Most Recent Fiscal Period End") for AJM. The Financial Statements (including the Notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly, in all material respects, the financial condition of AJM and THT as of such dates and the results of operations of AJM and THT for such periods, are correct and complete in all material respects, and are consistent with the books and records of AJM and THT (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

      (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations or results of operations of AJM and THT, taken as a whole. Without limiting the generality of the foregoing, since that date:

            (i) neither AJM nor THT has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

            (ii) neither AJM nor THT has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $1,000,000 or outside the Ordinary Course of Business;

            (iii) no party (including AJM and THT) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $500,000 to which AJM or THT is a party or by which any of them is bound;

            (iv) neither AJM nor THT has imposed any Security Interest upon any of its assets, tangible or intangible;

            (v) neither AJM nor THT has made any capital expenditure (or series of related capital expenditures) either involving more than $500,000 or outside the Ordinary Course of Business;

            (vi) neither AJM nor THT has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $500,000 or outside the Ordinary Course of Business;

            (vii) neither AJM nor THT has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation, other than in connection with THT s Credit Agreement with CoreStates Bank, N.A. and NBD Bank, copies of which have been provided to TIMET;

            (viii) neither AJM nor THT has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

            (ix) neither AJM nor THT has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $500,000 or outside the Ordinary Course of Business;

            (x) neither AJM nor THT has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

            (xi) neither AJM nor THT has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property, taken as a whole;

            (xii) neither AJM nor THT has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xiii) neither AJM nor THT has entered into any employment contract or collective bargaining agreement that is included in the definitions of AJM Assets, THT Assets, AJM Liabilities or THT Liabilities, written or oral, or modified the terms of any existing such contract or agreement in any material respect;

            (xiv) neither AJM nor THT has granted any material increase in the compensation of any of its officers and employees outside the Ordinary Course of Business;

            (xv) neither AJM nor THT has made any other material change in employment terms for any of its officers and employees outside the Ordinary Course of Business;

            (xvi) neither AJM nor THT has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; and

            (xvii) neither AJM nor THT has committed to any of the foregoing.

      (i) Undisclosed Liabilities. To the Knowledge of AJM, neither AJM nor THT has any Liability except for (i) Liabilities set forth on the Most Recent Balance Sheet and (ii) Liabilities which have arisen after the Most Recent Fiscal Period End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

      (j) Legal Compliance. To the Knowledge of AJM, each of AJM, THT, and their respective predecessors and Affiliates has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, other than such noncompliance as would not have a Material Adverse Effect.

      (k) Tax Matters.

            (i) Each of AJM and THT has filed all Income Tax Returns that it was required to file. All such Income Tax Returns were correct and complete in all respects. All Income Taxes owed by AJM and THT (whether or not shown on any Income Tax Return) have been paid, and each of AJM and THT has withheld and paid all Income Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (ii) Each of AJM and THT has filed all Other Tax Returns that it was required to file. All such Other Tax Returns were correct and complete in all respects. All Other Taxes owed by AJM and THT (whether or not shown on any Other Tax Return) have been paid, and neither AJM nor THT currently is the beneficiary of any extension of time within which to file any Other Tax Return. No claim has ever been made by an authority in a jurisdiction where AJM or THT does not file Other Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of AJM or THT that arose in connection with any failure (or alleged failure) to pay any Other Tax.

            (iii) Each of AJM and THT has withheld and paid all Other Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (iv) No director or executive officer of AJM expects any authority to assess any additional Other Taxes against AJM or THT for any period for which Other Tax Returns have been filed. There is no dispute or claim concerning any Other Tax Liability of AJM or THT either (A) claimed or raised by any authority in writing or (B) as to which AJM has Knowledge based upon personal contact with any agent of such authority.

            (v) Neither AJM nor THT has waived any statute of limitations in respect of Other Taxes or agreed to any extension of time with respect to a Other Tax assessment or deficiency.

            (vi) The unpaid Other Taxes of AJM and THT (A) did not, as of the Most Recent Fiscal Period End, exceed the reserve for Other Tax Liability set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of AJM and THT in filing their Other Tax Returns.

            (vii) Neither AJM nor THT has been a United States real property holding corporation within the meaning of Code section897(c)(2) during the applicable period specified in Code section897(c)(1)(A)(ii). Neither AJM nor THT is a party to any Tax allocation or sharing agreement relating to Other Taxes, other than such agreements as will be terminated on or prior to Closing, with AJM and THT having no liability under such agreements.

      (l) Real Property.

            (i) section3(l)(i) of the Disclosure Schedule lists and describes briefly all real property that AJM or THT owns and all leases or subleases of such real property. With respect to each such parcel of owned real property:

                 (A) to the Knowledge of AJM, the identified owner has good title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for zoning and building ordinances and land use regulations, Taxes and installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which will not impair the projected use, as a result of the Relocation Program, and do not impair the current use or occupancy of the property subject thereto;

                  (B) there are no pending or, to the Knowledge of AJM,
            threatened condemnation proceedings, lawsuits, or administrative actions relating to the property;

                  (C) to the Knowledge of AJM, the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                  (D) to the Knowledge of AJM, all facilities have received all material approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations;

                  (E) to the Knowledge of AJM, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                  (F) there are no outstanding options or rights of first
            refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                  (G) there are no parties (other than AJM and THT) in
            possession of the parcel of real property, other than tenants under any leases disclosed in section3(l)(i) of the Disclosure Schedule who are in possession of space to which they are entitled;

                  (H) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate for the current use of the property; and

                  (I) to the Knowledge of AJM, each parcel of real property
            abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

            (ii) section 3(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to AJM or THT. section3(l)(ii) of the Disclosure Schedule also identifies the leased or subleased properties for which title insurance policies are to be procured in accordance with section5(h)(ii) below. AJM has delivered to TIMET correct and complete copies of the leases and subleases listed in section 3(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in section3(l)(ii) of the Disclosure Schedule:

                  (A) the lease or sublease is legal, valid, binding,
            enforceable, and in full force and effect, subject to the effect of bankruptcy, insolvency, and other similar laws;

                  (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement (including the assignments and assumptions referred to in section2 above);

                  (C) neither AJM nor THT in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by AJM or THT, of any such lease or sublease or would permit termination, modification, or acceleration thereunder by any other party to such lease or sublease, and, to the Knowledge of AJM, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by such other party or permit termination, modification, or acceleration thereunder by AJM or THT;

                  (D) neither AJM nor THT nor, to the Knowledge of AJM, any
            other party to the lease or sublease has repudiated any provision thereof;

                  (E) to the Knowledge of AJM, there are no disputes, oral
            agreements, or forbearance programs in effect as to the lease or sublease;

                  (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                  (G) neither AJM nor THT has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                  (H) to the Knowledge of AJM, all facilities leased or
            subleased thereunder have received all material approvals of governmental authorities (including licenses and permits) required to be obtained by the lessee or sublessee in connection with the current or anticipated, as a result of the Relocation Program, operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                  (I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                  (J) to the Knowledge of AJM, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any easement, covenant, or other restriction, except for Taxes and installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use or occupancy, or the marketability of title, of the property subject thereto.

            (Iii) AJM has provided TIMET with copies of all material contracts and agreements relating to the Relocation Program.

      (m) Intellectual property.

            (i) AJM and THT own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for or used in the operation of the businesses of AJM and THT as presently conducted. Subsequent to the Closing, TIMET or THT will have all right, title and interest to all such Intellectual Property possessed by AJM and THT immediately prior to the Closing. Each of AJM and THT has taken all commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

            (ii) Neither AJM nor THT has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of AJM and THT has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that AJM or THT must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of AJM, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of AJM or THT.

            (iii) section3(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to AJM or THT with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which AJM or THT has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which AJM or THT has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). AJM has delivered to TIMET correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to TIMET correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. section3(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by AJM or THT in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in section3(m)(iii) of the Disclosure Schedule:

                  (A) AJM and THT possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                  (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (C) no action, suit, proceeding, hearing, investigation,
            charge, complaint, claim, or demand is pending or, to the Knowledge of AJM, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (D) neither AJM nor THT has ever agreed to indemnify any
            Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, other than to the extent any such indemnification obligation is not an AJM Liability or THT Liability.

            (iv) section3(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that AJM or THT uses pursuant to license, sublicense, agreement, or permission. AJM has delivered to TIMET correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in section3(m)(iv) of the Disclosure Schedule:

                  (A) the license, sublicense, agreement, or permission covering the item is a legal, valid, binding, enforceable obligation of AJM or THT, in full force and effect, and, to the Knowledge of AJM, the license, sublicense, agreement, or permission covering the item is a legal, valid, binding, enforceable obligation of the other party or parties thereto, in full force and effect;

                  (B) to the Knowledge of AJM, the license, sublicense,
            agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement (including the assignments and assumptions referred to in section2 above);

                  (C) neither AJM nor THT is in breach or default of or has
            repudiated any provision of such license, sublicense, agreement, or permission, and no event has occurred which with notice or lapse of time would constitute a breach or default by AJM or THT or permit termination, modification, or acceleration thereunder by any other party;

                  (D) to the Knowledge of AJM, no other party is in breach or default of or has repudiated any provision of such license, sublicense, agreement, or permission, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party or permit termination, modification, or acceleration thereunder by AJM or THT;

                  (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                  (F) to the Knowledge of AJM, the underlying item of
            Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (G) to the Knowledge of AJM, no action, suit, proceeding,
            hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                  (H) neither AJM nor THT has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

            (v) AJM has no Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any material product or material process of AJM or THT.

      (n) Tangible Assets. AJM and THT own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (other than with respect to assets which are not material to AJM or THT s business or are not currently operational, and subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

      (o) Inventory. The inventory of AJM and THT consists of raw materials and supplies, goods in process, and finished goods, and the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of AJM and THT, is adequate based on such past custom and practice, giving effect to any inventory which is not merchantable and fit for the purpose for which it was procured or manufactured, or which is slow-moving, obsolete, damaged, or defective.

      (p) Contracts. section3(p) of the Disclosure Schedule lists the following contracts and other agreements to which AJM or THT is a party (other than agreements to which THT is a party and that have been approved by THT s management committee):

            (i)any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

            (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, involve consideration in excess of $1,000,000, or to AJM s Knowledge based on facts and circumstances currently in existence, reasonably expected to result in a material loss to AJM or THT;

            (iii) any agreement concerning a partnership or joint venture, other than agreements to which THT is a party and which have been disclosed to TIMET;

            (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible, other than THT s Credit Agreement with CoreStates Bank, N.A. and NBD Bank;

            (v) any agreement concerning confidentiality or noncompetition;

            (vi) any agreement involving any of AJI and its Affiliates (other than AJM and THT);

            (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees, other than Employee Benefit Plans or Benefit Arrangements;

            (viii) any collective bargaining agreement;

            (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits, other than Employee Benefit Plans or Benefit Arrangements;

            (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or

            (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $500,000.

AJM has made available to TIMET a correct and complete copy of each written agreement listed in section3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement (to the extent such oral agreement is an AJM Liability, THT Liability, AJM Asset or THT Asset) referred to in section3(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable against AJM or THT, and in full force and effect; (B) the agreement will continue to be legal, valid, binding and enforceable against AJM and THT, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement (including the assignments and assumptions referred to in section2 above); (C) neither AJM nor THT is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by AJM or THT, or permit termination, modification, or acceleration by any other party to such agreement, under the agreement, and neither AJM nor THT has repudiated any provision of the agreement; and (D) to the Knowledge of AJM, no other party to such agreement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification, or acceleration by AJM or THT to such agreement, under the agreement, and no other party to any such agreement has repudiated any provision of the agreement.

      (q) Notes and Accounts Receivable. All notes and accounts receivable of AJM and THT are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims. The reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of AJM and THT, is adequate based upon such past custom and practice.

      (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of AJM or THT.

      (s) Insurance. section3(s) of the Disclosure Schedule sets forth a summary of insurance coverages (including property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which AJM or THT was a party, a named insured, or otherwise the beneficiary of coverage as of September 1996. Each of AJM and THT has been covered during the past five years by insurance in scope and amount customary for the businesses in which it has engaged during the aforementioned period. section3(s) of the Disclosure Schedule describes any self-insurance arrangements affecting AJM or THT.

      (t) Litigation. section3(t) of the Disclosure Schedule sets forth each instance in which AJM or THT (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of AJM, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in section3(t) of the Disclosure Schedule could reasonably be expected to result in any Material Adverse Effect. AJM has no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation against AJM or THT which could reasonably result in a Material Adverse Effect.

      (u) Product Warranty. Each product manufactured, sold, leased, or delivered by AJM or THT has been in conformity with all applicable contractual commitments and all express and implied warranties, and neither AJM nor THT has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of AJM and THT. No product manufactured, sold, leased, or delivered by AJM or THT is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. section3(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of AJM and THT (containing applicable guaranty, warranty, and indemnity provisions).

      (v) Product Liability. Neither AJM nor THT has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by AJM or THT.

      (w) Employees. To the Knowledge of AJM, no executive, key employee, or group of employees has any plans to terminate employment with AJM or THT (other than in connection with the transactions contemplated by this Agreement). Neither AJM nor THT is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes at any time during the past two years. Neither AJM nor THT has committed any unfair labor practice at any time during the past six months. AJM has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of AJM or THT.

      (x) Employee Benefits. section3(x) of the Disclosure Schedule lists each Employee Benefit Plan and Benefit Arrangement that AJM or THT maintains or to which AJM or THT contributes. AJM has delivered to TIMET correct and complete copies of the plan documents and summary plan descriptions pertaining to such Employee Benefit Plan and Benefit Arrangement with respect to which a plan document and summary plan description is required under ERISA. None of AJM, THT, and the other members of the Controlled Group of Corporations that includes AJM contributes to, or has, during the past six years, contributed to or been required to contribute to, any Multiemployer Plan or, to the Knowledge of AJM, has any Liability (including withdrawal Liability) under any Multiemployer
Plan. With respect to any Employee Pension Benefit Plan that is or was sponsored, maintained or contributed to by AJM, its ERISA Affiliates or THT, or with respect to which AJM, its ERISA Affiliates or THT has had an obligation to contribute, to AJM s Knowledge (provided, that in this case, AJM s officers and directors have made appropriate inquiry of AJI's officers with responsibility for employee benefit matters):

            (i) no such plan has been terminated so as to subject, directly or indirectly, any assets of AJM or THT to any Liability, contingent or otherwise, or to the imposition of any liens under Title IV of ERISA;

            (ii) no proceeding has been initiated or threatened by any Person, including the PBGC, to terminate any such plans;

            (iii) no condition or event exists or is reasonably expected to occur with respect to such plans that could reasonably subject, directly or indirectly, any assets of AJM or THT to any Liability, contingent or otherwise, or to the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other Person; and

            (iv) no Reportable Event, as defined in ERISA section4043, (to the extent that the reporting of such event to the PBGC has not been waived) has occurred and is continuing with respect to any such plan.

      (y) Guaranties. THT is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

      (z) Environment, Health, and Safety.

            (i) Each of AJM, THT, and their respective predecessors and controlled Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of AJM, THT, and their respective predecessors and controlled Affiliates has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

            (ii) Neither AJM nor THT has any Liability (and none of AJM, THT and their respective predecessors and controlled Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned, leased or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against AJM or THT giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

            (iii) All properties and equipment used in the business of AJM, THT, and their respective predecessors and controlled Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances at all times during the past five years.

      (aa) Certain Business Relationships With AJM and THT. Except as set forth in section3(aa) of the Disclosure Schedule, none of AJI and its Affiliates (other than AJM and THT) has been involved in any business arrangement or relationship with AJM or THT within the past 12 months, and none of AJI and its Affiliates (other than AJM and THT) owns any asset, tangible or intangible, which is used in the business of AJM or THT.

      (ab) Disclosure. The representations and warranties contained in this section3 do not contain any intentionally untrue statement of a material fact or intentionally omit to state any material fact necessary in order to make the statements and information contained in this section3 not misleading.

      4. Representations and Warranties of TIMET. TIMET represents and warrants to AJM (and to AJI for purposes of the Post Closing Agreement) that the statements contained in this section4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this section4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this section4.

      (a) Organization of TIMET. TIMET is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

      (b) Authorization of Transaction. TIMET has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement constitutes the valid and legally binding obligation of TIMET, enforceable in accordance with its terms and conditions.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement (including the assignments and assumptions referred to in section2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which TIMET is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, note, indenture, contract, lease, license, instrument, or other arrangement to which TIMET is a party or by which it is bound or to which any of its assets is subject. TIMET does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in section2 above), other than pursuant to the Hart-Scott-Rodino Act.

      (d) Brokers' Fees. TIMET has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which AJM could become liable or obligated.

      5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      (a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in section6 below).

      (b) Notices and Consents. AJM will give (and will cause THT to give) any notices to third parties, and AJM will use its reasonable efforts (and will cause THT to use its reasonable efforts) to obtain any third party consents, that TIMET may request in connection with the matters referred to in section3(c) above. Each of the Parties will (and AJM will cause THT to) give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in section3(c) and section4(c) above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust
Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

      (c) Operation of Business. AJM will not (and will not cause or permit THT to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, AJM will not (and will not cause or permit THT to) engage in any practice, take any action, or enter into any transaction of the sort described in section3(h) above without TIMET s consent, which consent in the case of an action by THT may be given by either of the representatives of TIMET on THT s Management Committee.

      (d) Preservation of Business. AJM will keep (and will cause THT to keep) its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees, except for sales of inventory in the Ordinary Course of Business.

      (e) Full Access. AJM will permit (and will cause THT to permit) representatives of TIMET to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of AJM and THT, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of AJM and THT.

      (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in section3 and section4 above. No disclosure by any Party pursuant to this section5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (g) Exclusivity.   Pending the Closing or earlier termination of this
Agreement, neither AJM, THT nor any of their officers, employees, stockholders, representatives or agents, will directly or indirectly solicit or initiate any discussions or negotiations with, or participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person other entity or group (other than TIMET and its directors, officers, employees, agents and representatives) concerning any joint venture, merger, sale of substantial assets, sale of shares of capital stock or similar transactions involving AJM, THT, or any division or assets of AJM. AJM will promptly communicate to TIMET any information AJM may receive with respect to any such transaction.

      (h) Title Insurance. AJM will obtain (and will cause THT to obtain) the following title insurance commitments prior to Closing and will use best efforts to obtain (and will cause THT to obtain) the following policies and riders, to the extent practicable prior to Closing or as soon thereafter as practicable:

            (i) with respect to each parcel of real estate that AJM or THT owns, an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy reasonably acceptable to TIMET if the real property is located in a state in which an ALTA Owner's Policy of Title Insurance Form B-1987 is not available) issued by Lawyer s Title Insurance Corporation (and, if requested by TIMET, reinsured in whole or in part by one or more insurance companies and pursuant to a direct access agreement reasonably acceptable to TIMET), in such amount as TIMET reasonably may determine to be the fair market value of such real property (including all improvements located thereon), insuring title to such real property to be in TIMET as of the Closing (subject only to the title exceptions described above in section3(l)(i)(A) and in section3(l)(i)(A) of the Disclosure Schedule and to any items listed on the title commitments to which TIMET has not objected in writing within 10 business days after receipt of the title commitment); and

            (ii) with respect to each parcel of real estate that AJM or THT leases or subleases and which is listed on section3(l)(ii) of the Disclosure Schedule as a property for which a title insurance policy is to be procured, an ALTA Leasehold Owner's Policy of Title Insurance-1987 (or equivalent policy reasonably acceptable to TIMET if the real property is located in a state in which an ALTA Leasehold Owner's Policy of Title Insurance-1987 is not available) issued by a title insurer reasonably satisfactory to TIMET (and, if requested by TIMET, reinsured in whole or in part by one or more insurance companies and pursuant to a direct access agreement reasonably acceptable to TIMET) in such amount as TIMET may determine, insuring title to the leasehold or subleasehold estate to be in TIMET as of the Closing (subject only to the title exceptions described above in section3(l)(ii) and in section3(l)(ii) of the Disclosure Schedule and to any items listed on the title commitments to which TIMET has not objected in writing within 10 business days after receipt of the title commitment).

Each title insurance policy delivered under section5(h)(i) and section5(h)(ii) above shall (A) insure title to the real property and all recorded easements benefitting such real property, (B) contain an appropriate endorsement or endorsements insuring over, or otherwise deleting, the general exceptions contained customarily in such policies, (C) contain an ALTA Zoning Endorsement
3.1 (or equivalent) or, if such zoning endorsement is not included, AJM will obtain and deliver evidence from zoning officials reasonably satisfactory to TIMET concerning compliance of the real property with all zoning requirements and similar laws and regulations; (D) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such property, (E) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, and (F) if the real property is used as a single parcel but consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another.

      (i) Surveys. With respect to each parcel of real property that AJM or THT owns, leases, or subleases, and as to which a title insurance policy is to be procured pursuant to section5(h) above, AJM will procure (and will cause THT to procure) as soon as practicable after the execution of this Agreement a current survey of the real property certified to TIMET, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey").

      6.  Conditions to Obligation to Close.

      (a) Conditions to Obligation of TIMET. The obligation of TIMET to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in section3 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) AJM shall have performed and complied with all of its covenants set forth in this Agreement in all material respects through the Closing, and all agreements included in the AJM Assets, THT Assets, AJM Liabilities or THT Liabilities between AJM or THT, on one hand, and AJI and its Affiliates (other than AJM and THT), on the other hand, shall have been terminated;

            (iii) AJM and THT shall have procured all of the third party consents specified in section5(b) above, all of the title insurance commitments, policies, and riders specified in section5(h) above, all of the surveys specified in section5(i) above, and Amendment 6 to THT s Credit Agreement with CoreStates Bank, N.A. and NBD Bank will be in full force and effect such that such agreement shall continue in full force and effect for at least 90 days following the Closing Date;

            (iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of TIMET to own the AJM Assets, the right of THT to own the THT Assets, or the right of TIMET to operate the former businesses of AJM and to control THT, or (D) affect adversely the right of THT to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (v) THT shall have redeemed from AJM, for fair market value, approximately .99% of the aggregate partnership interests in THT pursuant to the terms and conditions of the letter agreement among THT, AJM and Timet Hearth Melting Corporation dated as of September 27, 1996;

            (vi) AJM shall have delivered to TIMET a certificate to the effect that each of the conditions specified above in section6(a)(i)-(v) is satisfied in all respects;

            (vii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and AJM, THT and TIMET shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in section3(c) and section4(c) above;

            (viii) TIMET shall have received from counsel to AJM an opinion in form and substance as set forth in Exhibit F, addressed to TIMET, and dated as of the Closing Date; and

            (ix) all actions to be taken by AJM in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to TIMET.

TIMET may waive any condition specified in this section6(a) if it executes a writing so stating at or prior to the Closing.

      (b) Conditions to Obligation of AJM. The obligation of AJM to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in section4 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) TIMET shall have performed and complied with all of its covenants set forth in this Agreement in all material respects through the Closing;

            (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (iv) TIMET shall have delivered to AJM a certificate to the effect that each of the conditions specified above in section6(b)(i)-(iii) is satisfied in all respects;

            (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and AJM, THT and TIMET shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in section3(c) and section4(c) above;

            (vi) AJM shall have received from counsel to TIMET an opinion in form and substance as set forth in Exhibit G, addressed to AJM, and dated as of the Closing Date; and

            (viii) all actions to be taken by TIMET in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to AJM.

AJM may waive any condition specified in this section6(b) if it executes a writing so stating at or prior to the Closing.

      7.  Termination.

      (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

            (i) TIMET and AJM may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) TIMET may terminate this Agreement by giving written notice to AJM at any time prior to the Closing (A) in the event AJM has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, TIMET has notified AJM of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1996, by reason of the failure of any condition precedent under section6(a) (unless the failure results primarily from TIMET itself breaching any representation, warranty, or covenant contained in this Agreement); and

            (iii) AJM may terminate this Agreement by giving written notice to TIMET at any time prior to the Closing (A) in the event TIMET has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, AJM has notified TIMET of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1996, by reason of the failure of any condition precedent under section6(b) (unless the failure results primarily from AJM itself breaching any representation, warranty, or covenant contained in this Agreement).

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to section7(a) above, all rights and obligations of the Parties under this Agreement, other than pursuant to section 8(k), shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      8.  Miscellaneous.

      (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing as and to the extent provided in the Post Closing Agreement.

      (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (c) Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement.

      (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party; provided, however, that TIMET may (i) assign any or all of its rights and interests under this Agreement to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases TIMET nonetheless shall remain responsible for the performance of all of its obligations under this Agreement).

      (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (g) Notices. All notices, requests, demands, claims, and other communications pursuant to this Agreement will be in writing. Any notice, request, demand, claim, or other communication pursuant to this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to AJM:

      Axel Johnson Inc.
      300 Atlantic Street
      Stamford, CT 06901
      Attention: General Counsel

      Copy to:

      Drinker Biddle & Reath
      1000 Westlakes Drive, Suite 300
      Berwyn, PA  19312-2409
      Attention:  Walter J. Mostek, Jr.


      If to TIMET:

      Titanium Metals Corporation
      1999 Broadway, Suite 4300
      Denver, Colorado 80202
      Attention: General Counsel

      Copy to:

      Bartlit Beck Herman Palenchar & Scott
      511 Sixteenth Street, Suite 700
      Denver, Colorado  80202
      Attention: Thomas R. Stephens

Any Party may send any notice, request, demand, claim, or other communication to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications are to be delivered by giving the other Party notice in the manner set forth in this Agreement.

      (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by TIMET and AJM. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant set forth in this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant set forth in this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (k) Expenses. Each of TIMET and AJM will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement. TIMET agrees to pay 100% of the cost of the title insurance referred to in section 5(h), AJM and TIMET each agree to pay 50% of the cost of the surveys referred to in section 5(i), and AJM agrees to pay 100% of the Phase I environmental survey of AJM s and THT s owned and leased properties authorized by AJI and AJM.

      (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement if the Disclosure Schedule identifies the exception in sufficient detail so as to reasonably put TIMET on notice of such exception. The Parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty, or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated in this Agreement by reference.

      (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in section8(p) below), in addition to any other remedy to which it may be entitled, at law or in equity.

      (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security
that might be required of any other Party with respect thereto.   Nothing in
this section8(p), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

      (p) Tax Matters. TIMET and AJM will (A) cooperate in the preparation and filing by TIMET of an election under Code section338(h)(10) with respect to the sale of any stock pursuant to this Agreement and (B) take all such action as is required in order to give effect to the election for state, local, and foreign Tax purposes to the greatest extent permitted by law.

      (q) Employee Benefits Matters.

            (i) TIMET shall offer employment, effective on the Closing Date, to all employees of AJM, including the three employees of AJM currently on a leave of absence, and shall cause THT to continue the employment of all employees of THT, provided such employees have passed any drug tests required by TIMET and permissible under applicable state law. Employees of AJM accepting such offers of employment and employees of THT continuing employment shall be referred to herein as the "Hired Employees." TIMET shall offer and provide to each Hired Employee (1) salary at least equal to that enjoyed by the Hired Employee immediately prior to the Closing Date, and (2) vacation, personal time and sick days no less favorable than those enjoyed by the Hired Employee immediately prior to the Closing
      Date. TIMET shall establish new Employee Benefit Plans and/or designate existing Employee Benefit Plans to cover the Hired Employees effective as of the Closing Date, as TIMET shall determine. TIMET shall cause each Employee Benefit Plan covering Hired Employees after the Closing to treat employment with any of AJM or THT prior to the Closing Date the same as employment with TIMET for purposes of eligibility and vesting. Neither TIMET nor THT shall be under any obligation to continue any employment, salaries, terms and conditions of employment, Employee Benefit Plan or Benefit Arrangement after the Closing Date, and TIMET and THT may, in their sole discretion, amend, cancel, terminate, or otherwise modify in any and all respects any such employment, salary, terms and conditions of employment, Employee
      Benefit Plan or Benefit Plan at any time and for any reason.

            (ii) Effective as of the Closing Date, the Hired Employees shall cease accruing benefits under the Employee Pension Benefit Plans sponsored by AJI, AJM or any of their Subsidiaries, and the Hired Employees shall cease to be covered under the Employee Welfare Benefit Plans sponsored by AJI, AJM or any of their Subsidiaries. The Hired Employees shall be treated as employees terminated by AJM and THT as of the Closing Date for all purposes under such plans. AJM and AJI shall treat all employer contributions to the Axel Johnson Inc. Thrift Plan (the "Thrift Plan") as fully vested. Except as provided in the preceding sentence and in the definitions of AJM Assets, THT Assets, AJM Liabilities and THT Liabilities, there shall be no transfer of assets or liabilities from any of the Employee Benefit Plans sponsored by AJI or any of its Subsidiaries to any Employee Benefit Plans sponsored by TIMET, except as TIMET and AJM shall otherwise agree.

            (iii) AJM shall cause an Employee Welfare Benefit Plan sponsored by AJI or its Affiliates, including AJM, to provide post-retirement medical and life insurance benefits to Betty J. Dare, Howard R. Harker, John J. Pavlesich, Imre Pentek, Joseph P. Williamson and Richard E. Zittle upon their retirement from TIMET or THT in accordance with the terms of such plan as in effect at such retirement. Hired Employees who have not satisfied the requirements to receive post-retirement medical and life insurance benefits as of the Closing Date, and who therefore are not listed in the preceding sentence, shall not be eligible to receive post-retirement medical and life insurance benefits under any Employee Welfare Benefit Plan sponsored by AJI or its Affiliates, including AJM. Neither AJI nor any of its Affiliates make any commitment regarding the continuation of post-retirement benefits under any Employee Welfare Benefit Plan sponsored by AJI or any of its Affiliates after the Closing Date, and AJI and its Affiliates may, in their sole discretion, amend, cancel, terminate, or otherwise modify in any and all respects any such Employee Welfare Benefit Plans at any time and for any reason.

            (iv) TIMET agrees to provide Hired Employees and their covered dependents with coverage (with no exclusions for pre-existing conditions) under Group Health Plans sponsored by TIMET as of the Closing Date. Such Group Health Plans shall offer benefits that are substantially similar to the benefits provided to Hired Employees and their dependents prior to the Closing Date under Group Health Plans sponsored by AJI or its ERISA Affiliates. As a result, the Parties understand that neither AJI nor its ERISA Affiliates are obligated to offer COBRA continuation coverage to Hired Employees or their dependents under any Group Health Plan sponsored by AJI or any of its ERISA Affiliates. TIMET shall comply with all COBRA obligations applicable to Group Health Plans maintained or established by TIMET on or after the Closing Date with respect to the Hired Employees and their dependents. TIMET shall provide COBRA continuation coverage to the THT employees and their qualified beneficiaries who have elected, or are eligible to elect, COBRA coverage as of the Closing Date.

      (r) Bulk Transfer Laws. TIMET acknowledges that AJM will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

      (s) Noncompete Agreements. Effective as of the Closing Date, AJM releases all Hired Employees from any obligation not to compete with AJM, whether such obligation arises pursuant to any employment agreement or otherwise, and consents to TIMET s offering employment to such Hired Employees.

      (t) Relocation Program. Nothing herein shall be deemed to require TIMET to continue or modify the Relocation Program following the Closing. TIMET acknowledges that no accruals as of the Closing Date shall be established in connection with the Relocation Program for purposes of the adjustment to the Preliminary Purchase Price pursuant to the provisions of section2(g).

      (u) Assignment of AJM Assets; Consents. To the extent that any AJM Asset may not be assigned by AJM to TIMET or may not be assigned without the approval, consent or waiver of any other Person which has not been obtained on or prior to Closing, such Assets (the Interests ) shall not be deemed to have been assigned pursuant to this Agreement and shall be treated as AJM Excluded Assets until such time as the necessary approval, consent or waiver is obtained. Prior to the Closing and thereafter, AJM shall use reasonable efforts, and TIMET shall cooperate with AJM, to obtain all approvals, consents or waivers necessary to assign to TIMET the Interests, to the extent assignable, as soon as practicable; provided, however, AJM shall not be obligated to pay any consideration therefor to the third party from whom such approval, consent or waiver is requested. To the extent any of the approvals, consents or waivers referred to in the preceding sentence have not been obtained by AJM as of the Closing, AJM's only obligation with respect to the Interests shall be to use its reasonable efforts to: (i) cooperate with TIMET in any reasonable and lawful arrangements designed to provide the benefits of such Interest to TIMET so long as TIMET fully cooperates with AJM in such arrangements and promptly reimburses AJM for all reasonable payments, charges or liabilities made or suffered by AJM in connection therewith; and (ii) enforce, at the request of TIMET and at the expense and for the account of TIMET, any rights of AJM arising from such Interest against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the written advice of TIMET).





      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


Titanium Metals Corporation




By: ________________________________________
Title: _________________________________________


Axel Johnson Metals, Inc.



By: ___________________________________________
Title: __________________________________________


                                  EXHIBIT A

                             POST CLOSING AGREEMENT

      Agreement dated as of October 1, 1996 among Titanium Metals Corporation, a Delaware corporation ("TIMET"), Axel Johnson Inc., a Delaware corporation ( "AJI") and the sole shareholder of Axel Johnson Metals, Inc., a Delaware corporation ("AJM") and AJM. TIMET, AJI and AJM are referred to collectively as the "Parties."

      TIMET and AJM are entering into an Asset Purchase Agreement concurrently with the execution of this Agreement (the "Asset Purchase Agreement"). Certain capitalized terms used in this Agreement without definition have the meaning set forth in the Asset Purchase Agreement.

      The Asset Purchase Agreement contemplates a transaction in which TIMET will purchase the AJM Assets and accept responsibility for the AJM Liabilities in return for cash.

      TIMET and AJM make certain representations, warranties, and covenants in the Asset Purchase Agreement which will survive the Closing for purposes of potential indemnification. The Parties therefore wish to provide for post-Closing indemnification against breaches of these representations, warranties, and covenants and to make certain other covenants among themselves.

      Now, therefore, in consideration of the premises and the mutual promises contained in this Agreement, the Parties agree as follows.

      1.  Definitions.

      "Adverse Consequences" means (i) any and all fees and expenses incurred in connection with investigating, defending or asserting any claim, action, suit, proceeding, hearing, investigation, charge, complaint, demand, injunction, judgment, order, decree or ruling (including court fees and costs, arbitration fees and costs, and reasonable fees and expenses of attorneys, experts, consultants, accountants and other professionals) and (ii) any and all damages (other than incidental and consequential damages), dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens or losses. The Parties acknowledge that prior to the redemption referred to in
Section 6(a)(v) of the Asset Purchase Agreement, TIMET owned, indirectly, 50% of the general partnership interests of THT, and, as a result, any Adverse Consequences that relate to the assets, Liabilities or business of THT shall be reduced for purposes of this Agreement by 50%.

      "Asset Purchase Agreement" has the meaning set forth in the preface above.

      "Confidential Information" means any information concerning the businesses and affairs of AJM and THT that is not already generally available to the public.

      "Indemnified Party" has the meaning set forth in section4(d) below.

      "Indemnifying Party" has the meaning set forth in section4(d) below.

      "Party" has the meaning set forth in the preface above.

      "Third Party Claim" has the meaning set forth in section4(d) below.

      2. Representations and Warranties of AJI. AJI represents and warrants to TIMET that the statements contained in this section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this section 2 with respect to itself.

      (a) Organization of AJI. AJI is duly organized, validly existing, and in good standing under the laws of Delaware.

      (b) Authorization. AJI has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement constitutes the valid and legally binding obligation of AJI, enforceable in accordance with its terms and conditions.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement by AJI, nor the performance by AJI of its obligations under this Agreement, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, stipulation, ruling, or other restriction of any government, governmental agency, or court to which AJI is subject, or any provision of its charter or bylaws) or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which AJI is a party or by which it is bound or to which any of its assets is subject.

      (d) AJM Capital Stock. AJI holds of record and beneficially all outstanding capital stock of AJM.

      3. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

      (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of the Asset Purchase Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under section4 below). AJI and AJM acknowledge and agree that from and after the Closing TIMET will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to AJM and THT, other than records included in the AJM Excluded Assets, provided, however, that AJM may retain copies of financial records for purposes of completing its Tax Returns and financial statements and TIMET will provide access at reasonable times and upon reasonable notice to any documents, books, records, agreements and financial data for such purposes or as reasonably required for any other valid business purpose.

      (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under the Asset Purchase Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving AJM or THT, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under section4 below).

      (c) Transition. Neither AJI nor AJM will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of AJM or THT prior to the Closing from maintaining the same business relationships with TIMET and THT after the Closing as it maintained with AJM and THT prior to the Closing. AJI and AJM will refer all customer inquiries relating to the businesses of AJM and THT to TIMET from and after the Closing.

      (d) Confidentiality. AJI and AJM will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or the Asset Purchase Agreement or any claim by TIMET pursuant to this Agreement or the Asset Purchase Agreement, and deliver promptly to TIMET or destroy, at the request and option of TIMET, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that AJI or AJM is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then AJI will notify TIMET promptly of the request or requirement so that TIMET may seek an appropriate protective order or waive compliance with the provisions of this section3(d). If, in the absence of a protective order or the receipt of a waiver, AJI or AJM is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, AJI and AJM may disclose the Confidential Information to the tribunal; provided, however, that AJI and AJM shall use its reasonable efforts to obtain, at the reasonable request of TIMET, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as TIMET shall designate.

      (e) Covenant Not to Compete. For a period of five years from and after the Closing Date, none of AJI or its Affiliates will engage directly or indirectly in any business that AJM or THT conducts as of the Closing Date in any geographic area in which AJM or THT conducts that business as of the Closing Date; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this section3(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. As consideration for the agreements set forth in this section 3(e), TIMET agrees to pay to AJI at the Closing $5 million by delivery of cash payable by wire transfer of immediately available funds.

      (f) Insurance Matters. In the event TIMET has any material loss relating to the AJM Assets, the THT Assets, the AJM Liabilities or the THT Liabilities or to the operation of AJM or THT prior to Closing, which in either case TIMET has reason to believe may be covered under any insurance policy of AJI and its Subsidiaries (including AJM) because the circumstances giving rise to such loss occurred prior to the Closing or otherwise, then upon request by TIMET, AJI and AJM shall (i) promptly review such policies and advise TIMET as to whether any such loss is reasonably likely to be covered by such policy, and (ii) cooperate with TIMET in connection with making appropriate claims under such policies in order to seek recovery under such policies, provided, however, that neither AJI nor AJM shall have any obligation to so cooperate or make any claim under such policy if such claim would have a material adverse effect on AJI and its Subsidiaries, including any material adverse effect related to increased premiums which would reasonably be expected as a result of any such claim. If AJI or AJM makes any claim under any such policy, TIMET agrees to promptly reimburse AJI and AJM for reasonable out of pocket expenses incurred in connection with such request, and, if any such recovery is received by AJI or any of its Subsidiaries (including AJM), such recovery shall be promptly paid to TIMET. AJI and AJM agree to make available their personnel and provide such testimony and access to their books and records as shall be necessary in connection with any such request for recovery.

      (g) Use of Trademarks and Trade Names. Notwithstanding anything to the contrary in this Agreement or the Asset Purchase Agreement, TIMET may continue to use the name "Axel Johnson Metals" and related trademarks, service marks, corporate names, trade names and logos incorporating the name "Axel Johnson" (i) in displays, signage and postings for the period after the Closing Date reasonably necessary (but in no event more than three months) to permit the removal of such names and the replacement of such names with the names to be used by TIMET after the Closing; (ii) for a period of one year, to state the former affiliation with AJM of the businesses being acquired pursuant to the Asset Purchase Agreement (e.g., "formerly Axel Johnson Metals"); and (iii) to the extent any such trade names, trademarks, service marks, corporate names or logos appear on stationery, packaging materials, supplies, inventory, products or other assets on hand as of the Closing Date or on order at the time of the Closing, until assets are exhausted (but in no event more than three months). AJM agrees that promptly after the Closing it will change its corporate name to a name which is not substantially similar to "Axel Johnson Metals" (provided that such name may include the name "Axel Johnson") and following such change, AJM and AJI agree not to use, and not to permit any Affiliate of AJI to use, the name "Axel Johnson Metals."

      (h) Employee Benefit Plans. AJI agrees to comply with each of its obligations under Section 8(q) of the Asset Purchase Agreement.

      (i) Real Estate Matters. To the extent the title insurance policies described in section5(h)(ii) or surveys described in section5(i) of the Asset Purchase Agreement are not completed prior to Closing, AJM agrees (with the cooperation and assistance of the Hired Employees) to obtain such surveys and a title policy for the Morgantown facility, and continue as soon as practicable but for not more than a period of three months after the Closing to use best efforts to obtain title policies for the leased facilities in Vallejo and Verdi and any endorsements on the Morgantown, Vallejo and Verdi facilities requested by TIMET herein. TIMET agrees to advise AJM within 30 days after receipt of any survey of any defects and encroachments identified by such survey. To the extent such policies do not insure against any defect or encroachment, which defect or encroachment would reasonably be expected to result in an adverse effect on TIMET s or THT s respective operations at such facilities as presently conducted by AJM or THT, which adverse effects could reasonably result in Adverse Consequences of $50,000 or more in the aggregate, then AJM and AJI agree to cooperate with TIMET and THT, for a period of three months from the Closing, to resolve such defects and encroachments and to reimburse TIMET or THT for any Adverse Consequences suffered by TIMET or THT as a result of such defects and encroachments; provided, that AJM and AJI shall not be obligated to reimburse TIMET or THT for any such Adverse Consequences in connection with the Morgantown facility in excess of $10,000,000 or in connection with the leased facilities in Vallejo and Verdi in excess of $250,000 each. TIMET agrees to notify AJM of any such claim within three months after the receipt of each survey.

      4.  Remedies for Breaches of This Agreement and the Asset Purchase
Agreement.

      (a) Survival of Representations and Warranties.

      All of the representations and warranties of AJM contained in section3(f)-
(j), section3(l)-(t), section3(w)-(y), section3(aa) and section3(ab) of the Asset Purchase Agreement shall survive the Closing (unless TIMET had Knowledge of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until 18 months after the Closing Date. All of the representations and warranties of AJM contained in section3(v) and section3(z) of the Asset Purchase Agreement shall survive the Closing (unless TIMET had Knowledge of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until five years after the Closing. All of the other representations and warranties of TIMET, AJM, and AJI contained in the Asset Purchase Agreement (including the representations and warranties of AJM contained in section3(a)-(e), section3(k) and 3(u) thereof) and in this Agreement shall survive the Closing (unless the damaged Party had Knowledge of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations, taking into account any extensions and tolling of such statutes).

      (b) Indemnification Provisions for Benefit of TIMET.

            (i) If AJM breaches (or in the event any third party alleges facts that, if true, would mean AJM has breached) any of its representations, warranties, and covenants contained in the Asset Purchase Agreement, and, if there is an applicable survival period pursuant to section4(a) above, provided that TIMET makes a written claim for indemnification against AJI or AJM pursuant to section6(h) below within such survival period, then AJI and AJM agree, jointly and severally, to indemnify TIMET from and against the entirety of any Adverse Consequences TIMET may suffer through and after the date of the claim for indemnification (including any Adverse Consequences TIMET may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that AJI and AJM shall not have any obligation to indemnify TIMET from and against any such Adverse Consequences until TIMET has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $1,000,000 aggregate threshold, and then only to the extent of any such excess; and provided further, that AJI and AJM shall not have any obligation to indemnify TIMET from and against any such Adverse Consequences in excess of $50,000,000.

            (ii) If AJI breaches (or in the event any third party alleges facts that, if true, would mean AJI has breached) any of its representations, warranties, and covenants contained in this Agreement, then AJI agrees to indemnify TIMET from and against the entirety of any Adverse Consequences TIMET may suffer through and after the date of the claim for indemnification (including any Adverse Consequences TIMET may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

            (iii) AJI and AJM, jointly and severally, agree to indemnify TIMET from and against the entirety of any Adverse Consequences TIMET may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                  (A) any Liability of AJM or THT, and any Liability arising out of AJM s ownership and operation of the AJM Assets prior to the Closing and THT s ownership and operation of the THT Assets prior to the Closing, in any such case which is not an AJM Liability or a THT Liability (including any Liability of AJM that becomes a Liability of TIMET under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law); or

                  (B) any Liability for the unpaid Income Taxes of AJI or any of its Subsidiaries under Treas. Reg. section1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

      (c) Indemnification Provisions for Benefit of AJI and AJM.

            (i) If TIMET breaches (or in the event any third party alleges facts that, if true, would mean TIMET has breached) any of its representations, warranties, and covenants contained in the Asset Purchase Agreement and in this Agreement, then TIMET agrees to indemnify AJI and AJM from and against the entirety of any Adverse Consequences AJI and AJM may suffer through and after the date of the claim for indemnification (including any Adverse Consequences AJI and AJM may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

            (ii) TIMET agrees to indemnify AJI and AJM from and against the entirety of any Adverse Consequences AJI and AJM may suffer resulting from, arising out of, relating to, in the nature of, or caused by any AJM Liability or THT Liability or by TIMET s ownership and operation of the AJM Assets after the Closing, THT s ownership and operation of the THT Assets after the Closing or imposed on AJM pursuant to the Worker Adjustment and Retraining Notification Act based on the termination of any employee of AJM or THT at or following the Closing.

      (d) Matters Involving Third Parties.

            (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this section4, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief,
      (C) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (D) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with section4(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            (iv) In the event any of the conditions in section4(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this section4.

      (e) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the prime rate as set forth from time to time in the Money Rates column or similar listing of The Wall Street Journal as the discount rate) in determining Adverse Consequences for purposes of this section4. All indemnification payments under this section4 shall be deemed adjustments to the Purchase Price.

      (f) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant.

      5. Termination. This Agreement shall terminate if and only if the Asset Purchase Agreement is terminated prior to the Closing in accordance with and pursuant to the terms thereof.

      6.  Miscellaneous.

      (a) Exclusivity. Pending the Closing or the earlier termination of the Asset Purchase Agreement, neither AJI, any of its Subsidiaries, THT nor any of their officers, employees, stockholders, representatives or agents, will directly or indirectly solicit or initiate any discussions or negotiations with, or participate in negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person other entity or group (other than TIMET and its directors, officers, employees, agents and representatives) concerning any joint venture, merger, sale of substantial assets, sale of shares of capital stock or similar transactions involving AJM, THT or any division or assets of AJM. AJI will promptly communicate to TIMET any information AJI may receive with respect to any such transaction.

     (b) Press Releases and Public Announcements. AJI and AJM shall not issue any press release or make any public announcement relating to the subject matter of the Asset Purchase Agreement prior to the Closing without the prior written approval of TIMET provided, however, that AJI may make any public disclosure it believes in good faith is required by applicable law or any agreement binding on AJI or AJM (in which case AJI will use its best efforts to advise TIMET prior to making the disclosure). TIMET shall not issue any press release or make any public announcement relating to the subject matter of the Asset Purchase Agreement prior to the Closing without the prior written approval of AJI; provided, however, that TIMET may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities or any agreement binding on TIMET (in which case TIMET will use its best efforts to advise AJI prior to making the disclosure).

      (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (d) Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement.

      (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of TIMET and AJI; provided, however, that TIMET may (i) assign any or all of its rights and interests under this Agreement to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases TIMET nonetheless shall remain liable and responsible for the performance of all of its obligations under this Agreement).

      (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (h) Notices. All notices, requests, demands, claims, and other communications pursuant to this Agreement will be in writing. Any notice, request, demand, claim, or other communication shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to AJI and AJM:

      Axel Johnson Inc.
      300 Atlantic Street
      Stamford, CT 06901
      Attention: General Counsel

      Copy to:

      Drinker Biddle & Reath
      1000 Westlakes Drive, Suite 300
      Berwyn, PA  19312-2409
      Attention: Walter J. Mostek, Jr.

      If to TIMET:

      Titanium Metals Corporation
      1999 Broadway, Suite 4300
      Denver, Colorado 80202
      Attention: General Counsel

      Copy to:

      Bartlit Beck Herman Palenchar & Scott
      511 Sixteenth Street, Suite 700
      Denver, Colorado  80202
      Attention:  Thomas R. Stephens

Any Party may send any notice, request, demand, claim, or other communication to the intended recipient at the address set forth above (using any other means, including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

      (i) Governing Law. This Agreement shall be governed by and construed in accordance with domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by TIMET and AJI. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant , whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (l) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement (except as otherwise provided in this Agreement).

      (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

      (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in section6(o) below) in addition to any other remedy to which they may be entitled, at law or in equity.

      (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Nothing in this section 6(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.



      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


Titanium Metals Corporation




By: __________________________________________
Title: _________________________________________


Axel Johnson Inc.



By: ___________________________________________
Title: __________________________________________


Axel Johnson Metals, Inc.



By: ___________________________________________
Title: __________________________________________